EXHIBIT 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:
Mary Kerr
Vice President
Public and Investor Relations
(717) 751-3071
THE BON-TON TO ACQUIRE 5 PARISIAN DEPARTMENT STORE LOCATIONS FROM BELK, INC.
     York, PA, October 25, 2006 — The Bon-Ton Stores, Inc. (NASDAQ: BONT) today announced it has entered into a definitive asset agreement with Belk, Inc. (“Belk”) to purchase four Parisian department stores and the rights for the construction of a fifth Parisian store. Bon-Ton anticipates completing the transaction with Belk on October 30, 2006. Bon-Ton will continue operating the Parisian stores and, subject to the agreement, will offer employment to store associates.
     Bon-Ton will pay $22 million in cash for the assets and assume specific liabilities. The four Parisian locations generated net sales in fiscal 2005 in excess of $90 million. Upon completion of the transaction, Bon-Ton will operate a total of 282 stores in 23 states with estimated annual net sales of $3.4 billion. The transaction is not anticipated to affect Bon-Ton’s financial performance in fiscal 2006, but is expected to be accretive to earnings in fiscal 2007.
     The four existing store locations to be acquired by Bon-Ton are Laurel Park Place, Livonia, Michigan, 148,800 square feet; Meadowbrook Village, Rochester Hills, Michigan, 120,500 square feet; Fairfield Commons, Beavercreek, Ohio, 130,199 square feet; and Circle Centre, Indianapolis, Indiana, 144,000 square feet. The fifth location, Partridge Creek, Clinton Township, Michigan, 120,000 square feet, will begin construction in fiscal 2006 and is scheduled to open in October 2007. Laurel Park Place and Fairfield Commons are regional malls, Meadowbrook Village and Partridge Creek are lifestyle centers, and Circle Centre is a downtown mall.
     “We are extremely pleased with the opportunities that this acquisition affords our Company. These Parisian stores fit geographically into our existing markets, strengthen our position in the Midwest and add to our customer base,” said Bud Bergren, President and Chief Executive Officer of Bon-Ton.
     During a transition period, Belk will provide Bon-Ton with specified support services including information technology, credit services, and other back office support functions for the four Parisian stores.
     “At present, we will remain focused on our current business in order to ensure that our customers’ needs in all our locations are met through the important holiday shopping season,” Mr. Bergren said. “We look forward to welcoming the Parisian associates to the Bon-Ton team and integrating their strong base of loyal customers and outstanding reputation for community service which are integral to the success of our Company.”
     The transaction is subject to customary closing conditions.
     The Bon-Ton Stores, Inc. operates 271 department stores and seven furniture stores galleries in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics, home furnishings and other goods. For further information, please visit the investor relations section of the Company’s website at www.bonton.com/investor/home.asp.
Statements made in this press release, other than statements of historical information are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, additional competition from existing and new competitors, uncertainties associated with opening new stores or expanding or remodeling existing stores, risks related to the Company’s integration of the business and operations comprising the recently-acquired Carson’s and Parisian stores, the ability to attract and retain qualified management, the dependence upon key vendor relationships, the satisfaction of conditions to closing under the agreement with Belk, Inc. and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail in the Company’s periodic reports filed with the Securities and Exchange Commission.